Exhibit 16.1

MaughanSullivan LLC

March 30, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C 20549

RE:	MBG Holdings Inc. 000-56318 Commission File Number

Commissioners:

We have read the statements made by MBG Holdings, Inc. in the Form 8-K filed with the Securities and Exchange Commission on March 30, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/MaughanSullivan LLC

Manchester, VT

OCA

SECPSletters@sec.gov

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): **March 29, 2023**

MBG Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	**000-56318**	**27-2262006**
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MBG Holdings Inc.
4301 West Bank Dr. Suite 110B
Austin, Texas 78746
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: **(512) 360-0459**

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MGBH	OTC Markets

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Item 4.01 – Changes in Registrant's Certifying Accountant

On March 23, 2023, MBG Holdings, Inc. (the "Company") was notified that its independent registered public accounting firm, Maughan Sullivan LLC ("Maughan"), is resigning its engagement with the Company effective immediately. Maughan served as the Company's independent registered public accounting firm since 2020.

During the years ended December 31, 2021 and 2020 and the subsequent interim period from January 1, 2022 to March 23, 2023,

(i) there were no disagreements between the Company and Maughan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Maughan 's satisfaction, would have caused Maughan to make reference in connection with its opinion to the subject matter of the disagreement, and

(ii) there were no "reportable events," as that term is described in Item 304(a)(1)(v) of Regulation S-K, except that Maughan advised the Company of material weaknesses in its internal control over financial reporting as of December 31, 2021

The report of Maughan to the Company's financial statements for fiscal years ended December 31, 2021 and 2020 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. The report had been prepared assuming that the Company would continue as a going concern and included an explanatory paragraph regarding the Company's ability to continue as a going concern as result of loses from operations and a deficiency in working capital.

The Company will provide Maughan with a copy of the foregoing disclosures it is making in this Current Report on Form 8-K prior to its filing and requested, in accordance with applicable practices, that Maughan furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. The Company will file a Form 8-K/A with a letter from Maughan stating that they agree with such statements

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2023 Jeremie Peterkin tendered his resignation in writing as Chief Financial Officer, Treasurer and Director of MBG Holdings, Inc. to the Company. The resignation as the Chief Financial Officer, Treasurer, and Director was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On March 24, 2023 Angela Paxton tendered her resignation in writing as a Director of MBG Holdings, Inc. to the Company. The resignation as a Director was not the result of any disagreement with the Company on any matters relating to the Company's operation, policies or practices.

On March 29, 2023, the Board of MBG Holdings, Inc pursuant to its powers under the Company's bylaws, appointed Paul Twitchell and Jason Lohe as members of the Board, thereby making the Board membership count five (5). Mr. Twitchell and Mr. Lohe will serve as directors until the next annual meeting of the Company's stockholders, at which time they will stand for election until the annual meeting of the Company's stockholders following his or her election, or his or her earlier resignation, retirement or other termination of service.

On March 29, 2023 the Board of MBG Holdings Inc, pursuant to its powers under the Company's bylaws appointed Paul Twitchell to the Compensation Committee of the Board and Audit Committee of the Board.

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